EXHIBIT 99.1
BERKSHIRE HATHAWAY INC.
NEWS RELEASE

FOR IMMEDIATE RELEASE	March 1, 2007
Omaha, NE (BRK.A; BRK.B) —
Our practice over the years has been to publish our annual report on a Saturday morning. This schedule has allowed the public maximum time to read our financial data and commentary while markets were closed. Even an experienced financial analyst or journalist may find that reading the report takes hours.
We have also, of course, wanted our reporting to be accurate, which considering our many subsidiaries takes a great deal of checking and evaluation. Even so, we have been able in the past to prepare our annual report in time to issue it on the Saturday preceding its due date.
Beginning this year, however, the deadline for filing our 10-K with the Securities and Exchange Commission has been shortened by fifteen days, and we were not able to have it ready for a Saturday release. In the future, we will aim for a Saturday (or late Friday afternoon) release of the annual report whenever that is feasible. Our quarterly reports will regularly be released after the close on the Friday preceding the due date for our 10-Q.
We urge investors and reporters to read our 10-K and annual report, which have been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment. With that caveat, here are the three initial paragraphs of our Chairman’s letter to shareholders, followed by summary financial data.
“Our gain in net worth during 2006 was $16.9 billion, which increased the per-share book value of both our Class A and Class B stock by 18.4%. Over the last 42 years (that is, since present management took over) book value has grown from $19 to $70,281, a rate of 21.4% compounded annually.
“We believe that $16.9 billion is a record for a one-year gain in net worth— more than has ever been booked by any American business, leaving aside boosts that have occurred because of mergers (e.g., AOL’s purchase of Time Warner in 2000). Of course, Exxon Mobil and other companies earn far more than Berkshire, but their earnings largely go to dividends and/or repurchases, rather than to building net worth.
“All that said, a confession about our 2006 gain is in order. Our most important business, insurance, benefited from a large dose of luck: Mother Nature, bless her heart, went on vacation. After hammering us with hurricanes in 2004 and 2005 — storms that caused us to lose a bundle on super-cat insurance — she just vanished. Last year, the red ink from this activity turned black — very black.”
Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the fourth quarter and twelve months ended December 31, 2006 and 2005 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Fourth Quarter		Full Year
	2006	2005	2006	2005
Net earnings	$3,583	$5,130	$11,015	$8,528
Investment and derivative gains/losses	715	3,287	1,709	3,530

Operating earnings	$2,868	$1,843	$9,306	$4,998

Net earnings per Class A equivalent share	$2,323	$3,330	$7,144	$5,538
Investment and derivative gains per Class A equivalent share	464	2,134	1,108	2,292

Operating earnings per Class A equivalent share	$1,859	$1,196	$6,036	$3,246

Average Class A equivalent shares outstanding	1,542,503	1,540,428	1,541,807	1,539,775
Note: Figures for the Class B shares are 1/30th those shown for the Class A.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Fourth Quarter		Full Year
	2006	2005	2006	2005
Insurance-underwriting	$867	$502	$2,485	$27
Insurance-investment income	876	672	3,120	2,412
Non-insurance businesses	1,075	721	3,748	2,683
Other	50	(52)	(47)	(124)

Operating earnings	$2,868	$1,843	$9,306	$4,998

In our earnings summary, we distinguish between what we call “operating earnings” and investment and derivative gains/losses. Berkshire possesses a huge reservoir (about $34.8 billion on December 31, 2006) of pre-tax unrealized investment gains. The cashing of these in any given quarter (or the realization of losses, for that matter) can materially distort net income figures as well as comparisons between periods. We do not wish investors to mistakenly focus on a bottom-line number affected by large investment gains that do not stem from economic accomplishments during the reporting period and that have no concurrent impact on the intrinsic value of the company. Both trends in our operating businesses and their health are best judged by income before investment gains or losses.
Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, finance, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.
Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.
Comment on Regulation G
This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.
Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses.
Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be created as the result of other-than-temporary declines in value without actual realization or when certain types of investments are marked-to-market through earnings. In sum, investment and derivative gains/losses for any particular period are not indicative of quarterly business performance.
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Contact
Marc D. Hamburg
402-346-1400